EXHIBIT 99.1
                                                     ============

JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE


COMPANY CONTACT:	Michael J. Valentine
                        Executive Vice President Finance
                        and Chief Financial Officer
                        847-871-6509


FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 1, 2005

                      Net Sales increase 2.6%
                      -----------------------
          Unit volume decline leads to a Net of Loss of $1.5 Million
          ----------------------------------------------------------

Elk Grove Village, IL, November 1, 2005 -- John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) today announced operating results for its fiscal 2006 first quarter. Net loss for the current quarter was approximately $1.5 million or 14 cents per share diluted in comparison to net income for the first quarter of fiscal 2005 of $2.6 million, or 24 cents per share diluted.

Net sales for the fiscal 2006 first quarter increased by 2.6% to approximately $138.1 million from approximately $134.6 million in the first quarter of fiscal 2005. Net sales increased between 17% and 18% in
the industrial, food service and export channels.    Net sales of Fisher
branded products increased by 13%, though overall net sales in the consumer channel declined by 8% due in large part to the loss of business in the latter half of fiscal 2005 with private label customers who would not accept price increases. Net sales remained unchanged in the contract packaging channel. Pounds shipped in the consumer channel declined by 18%. Pounds shipped in the current quarter declined by 6% in the food service channel, 4% in the export channel and 2% in the industrial channel while pounds shipped rose by 4% in the contract packaging channel when compared to pounds shipped by channel in the first quarter of fiscal 2005.

The gross margin for the first quarter of fiscal 2005 decreased to 9.2% of net sales from 12.6% of net sales for the first quarter of fiscal 2005. The decrease in gross margin was mainly attributable to a decline in units produced while overhead expenses increased, an increase in almond processing costs generated by the low quality of almond input stocks used during the quarter and a decrease in gross profit dollars earned on pecan sales. These factors combined to reduce gross profit
dollars by approximately $5.0 million.   A shift in sales mix from the
consumer channel to the industrial and contract packaging channels further contributed to the negative impact on gross margin as a percentage of net sales. A $0.6 million increase in gross profit dollars earned on sales of walnuts partially offset the negative impact on gross profit dollars that was caused by the above factors. Gross margins, as a percentage of net sales, improved on sales of cashews, mixed nuts, peanuts and macadamia nuts when compared to the gross margin percentages for these products in the first quarter of fiscal 2005.

Selling and administrative expenses increased, as a percentage of net sales, to 9.7% for the first quarter of fiscal 2006 from 9.4% in the first quarter of fiscal 2005. Selling expense in the current quarter, as a percentage of net sales, fell slightly. Administrative expense for the first quarter of fiscal 2006, as a percentage of net sales, increased to 2.5% from 2.0% for the first quarter of fiscal 2005 primarily because of higher audit and legal expenses and expenses associated with the retirement plan for certain executive officers that was adopted during the current quarter. Operating income for the current quarter declined by approximately $4.9 million. Interest expense in the first quarter of fiscal 2006 increased to approximately $1.5 million from $0.3 million in the first quarter of fiscal 2005 as a result of a higher interest rate on the short-term credit facility and increased debt levels to fund working
capital needs and the facility consolidation project.   Primarily as a
result of higher short-term debt levels and the net loss reported in the current quarter, the company believes that it is probable that it will violate a financial covenant in both its short-term and long-term credit facilities in either the second or third quarter of this fiscal year.
The company will seek waivers from its lenders for the potential covenant violations.

"Unit volume sales of private label consumer products declined significantly in the current quarter when compared to the first quarter of the previous year," stated Jasper B. Sanfilippo, Chairman of the Board and Chief Executive Officer. "Though the decline in private label unit volume sales had an unfavorable effect on our gross margin, the completion of shelling the 2004 pecan crop early in the current quarter while we shelled pecans throughout the first quarter of last year also contributed to the reduction in units produced in the current quarter. Pecan shelling operations will commence in early November," Mr. Sanfilippo explained. "Sales of Fisher products continued to grow in the current quarter. According to A.C. Nielsen, for the twelve, six and three month periods ending September 24, 2005, the Fisher brand continued to outpace the category in unit volume sales growth," noted Mr. Sanfilippo. "Though this has been a difficult quarter from a volume standpoint, we did see indications in the quarter that prices for cashews, pecans and peanuts could decline in the next calendar year,
which typically leads   to increased  promotional activity of private
label snack nut products by retailers and increased unit volume sales," Mr. Sanfilippo concluded.


The statement of Jasper B. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company's current expectations and involves risks and uncertainties. Consequently, the Company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are:
(i) sales activity for the Company's products, including a decline in sales to one or more key customers; (ii) changes in the availability and costs of raw materials for the production of the Company's products and the impact of fixed price commitments with customers; (iii) fluctuations in the value and quantity of the Company's inventories of pecans, walnuts, almonds, peanuts or other nuts due to fluctuations in the market prices of these nuts and routine bulk inventory estimation adjustments, respectively; (iv) the Company's ability to lessen the negative impact of competitive pressures by reducing its selling prices and increasing sales volume while at the same time maintaining profit margins by reducing costs; (v) the outcome of a pending governmental antitrust investigation of a portion of the peanut shelling industry; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products, particularly due to product adulteration, misbranding or peanut and tree nut allergy issues; (vii) risks and uncertainties regarding the Company's facility consolidation project; and (viii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company's control.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company's Fisher, Evon's, Snack 'N Serve Nut Bowl, Sunshine Country, Flavor Tree and Texas Pride brand names. The Company also markets and distributes a diverse product line of other food and snack items.

                       JOHN B. SANFILIPPO & SON, INC.
                       ------------------------------
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   -------------------------------------
             (Dollars in thousands, except earnings per share)

                                         For the Quarter Ended
                                        ------------------------
                                             (Unaudited)
                                     September 29,  September 23,
                                            2005           2004
                                     -------------  -------------
Net sales                                $138,138       $134,645
Cost of sales                             125,378        117,719
                                        ---------      ---------
Gross profit                               12,760         16,926
                                        ---------      ---------
Selling expenses                            9,886          9,848
Administrative expenses                     3,476          2,753
                                        ---------      ---------
                                           13,362         12,601
                                        ---------      ---------
(Loss) income from operations                (602)         4,325
                                        ---------      ---------
Other income (expense):
  Interest expense                         (1,515)          (311)
  Rental (expense) income and
   miscellaneous, net                        (146)           176
                                        ---------      ---------
                                           (1,661)          (135)
                                        ---------      ---------
(Loss) income before income taxes          (2,263)         4,190
Income tax (benefit) expense                 (812)         1,634
                                        ---------      ---------
Net (loss) income                         $(1,451)        $2,556
                                        =========      =========
Basic <loss) earnings per share            $(0.14)         $0.24
                                        =========      =========
Diluted <loss> earnings per share          $(0.14)         $0.24
                                        =========      =========
Weighted average shares  outstanding
  -- basic                             10,580,183     10,559,224
                                       ==========     ==========
  -- diluted                           10,580,183     10,718,487
                                       ==========     ==========




                      JOHN B. SANFILIPPO & SON, INC.
                      ------------------------------
                       CONSOLIDATED BALANCE SHEETS
                       ---------------------------
                          (Dollars in thousands)


                                          (Unaudited)
                                         September 29,     June 30,
                                              2004           2005
                                         ------------     ---------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                  $2,977         $1,885
  Accounts receivable, net                   41,311         39,002
  Inventories                               198,373        217,624
  Deferred income taxes                       1,743          1,742
  Income taxes receivable                     2,264             --
  Prepaid expenses and other
   current assets                             1,573          1,663
                                          ---------       --------
                                            248,241        261,916

PROPERTIES, NET                             121,208        117,769
OTHER ASSETS                                 25,178         14,787
                                          ---------      ---------
                                           $394,627       $394,472
                                          =========      =========


                                          <Unaudited)
                                         September 29,     June 30,
                                              2005           2005
                                         ------------     ---------
LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving credit facility borrowings      $35,801        $66,561
  Current maturities of long-term debt       10,638         10,611
  Accounts payable                           44,624         29,908
  Book overdraft                              9,921          3,047
  Accrued expenses                           14,398         13,230
  Income taxes payable                           --            795
                                          ---------      ---------
                                            115,382        124,152
                                          ---------      ---------
LONG-TERM LIABILITIES:
  Long-term debt                             66,781         67,002
  Retirement plan                            10,649             --
  Deferred income taxes                       6,935          7,143
                                          ---------      ---------
                                             84,365         74,145
                                          ---------      ---------
STOCKHOLDERS' EQUITY:
  Class A common stock                           26             26
  Common stock                                   81             81
  Capital in excess of par value             99,320         99,164
  Retained earnings                          96,657         98,108
  Treasury stock                             (1,204)        (1,204)
                                          ---------      ---------
                                            194,880        196,175
                                          ---------      ---------
                                           $394,627       $394,472
                                          =========      =========